Exhibit 10.69

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION

AMENDMENT NO. 5

TO MASTER REPURCHASE AGREEMENT

Amendment No. 5 to Master Repurchase Agreement, dated as of November 13, 2015 (this “Amendment”), by and between Bank of America, N.A. (“Buyer”) and Caliber Home Loans, Inc. (“Seller”).

RECITALS

Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of September 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Master Repurchase Agreement”; and as amended by this Amendment, the “Master Repurchase Agreement”).

Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1. Increased Costs. Section 4.6 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following:

(a)

Notwithstanding anything to the contrary in this Agreement, if Buyer determines that if any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (other than with respect to any amendment made to Buyer’s organizational or governing documents) (i) subjects Buyer to any tax of any kind whatsoever with respect to this Agreement or any Purchased Assets (excluding Excluded Taxes) or changes the basis of taxation of payments to Buyer in respect thereof, (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the Applicable Pricing Rate hereunder, or (iii) imposes on Buyer any other condition, the result of which is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, Buyer shall provide written notice of any such case to Seller, and, Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

SECTION 2. Method of Payment. Section 4.9 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

4.9

Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds in accordance with Buyer’s wire instructions set forth on Exhibit B or Exhibit J, as applicable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and with respect to payments of the Purchase Price, the Price Differential thereon shall be payable at the Applicable Pricing Rate during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 3.5(b)(ii) and Section 4.8 above and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Taxes imposed by any Governmental Authority, other than any Excluded Taxes, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Taxes. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense.

SECTION 3. Servicing. Section 6.2 of the Existing Master Repurchase Agreement is hereby amended by:

3.1 deleting the reference to 6.2(m) in clause (d) and replacing it with 6.2(n).

3.2 deleting the reference to 6.2(f) in clause (e)(ii) and replacing it with 6.2(g).

3.3 deleting section 6.2(i) in its entirety and replacing it with the following:

(i)	Custodial Account.

(i)

Seller shall establish and maintain a segregated time or demand deposit account for the benefit of Buyer (the “Custodial Account”) with an Eligible Bank and upon the occurrence and continuance of an Event of Default, shall promptly deposit (but in no event later than two (2) Business Days after receipt) into the Custodial Account all Income received with respect to all Purchased Mortgage Loans. The Custodial Account may not be a deposit account that is established to serve as a custodial account for mortgage loans that Seller services for other parties. Under no circumstances shall Seller deposit any of its own funds into the Custodial Account or otherwise commingle its own funds with funds belonging to Buyer as owner of any such Purchased Assets.

(ii)

Seller hereby grants to Buyer a continuing first-priority security interest in all right, title, and interest in and to the Custodial Account. Seller shall, perfect Buyer’s security interest in the Custodial Account, and cause the Eligible Bank to agree to comply at any time with instructions from Buyer to such Eligible Bank directing the disposition of funds from time to time credited to such Custodial Account, without further consent of Seller or any other Person, pursuant to an agreement in form and substance satisfactory to Buyer (the “Control Agreement”).

(iii)

Upon the occurrence and continuance of an Event of Default, any Income received with respect to a Purchased Mortgage Loan (but not any interest accrued on such Purchased Asset up to but not including the Purchase Date for such Purchased Asset), shall be segregated as described above and held in trust for the exclusive benefit of Buyer as the owner of such Purchased Asset and shall be released only as follows:

(1)

after the Repurchase Price for such Purchased Asset has been paid in full to Buyer, all amounts previously deposited in the Custodial Account with respect to such Purchased Asset and then in the Custodial Account shall be released by Buyer to Seller or transferred to the Approved Investor or its designee if authorized by Seller;

(2)

if a Successor Servicer is appointed by Buyer, all amounts deposited in the Custodial Account with respect to Purchased Assets to be so subserviced shall be transferred into an account established by the Successor Servicer pursuant to its agreement with Buyer;

(3)	upon instruction by Buyer; or

(4)	if an Event of Default is waived by Buyer in writing, all amounts previously deposited in the Custodial Account shall be released by Buyer to Seller upon Seller’s request.

3.4 deleting section 6.2(j) in its entirety and replacing it with the following:

(j)

Location of Custodial Account. Seller shall not change the identity or location of a Custodial Account without thirty (30) days prior notice to Buyer. Seller shall from time to time, at its own cost and expense, execute such directions to the depository Eligible Bank, and other papers, documents or instruments as may be reasonably requested by Buyer to reflect Buyer’s ownership interest in each Custodial Account.

3.5 deleting section 6.2(k) in its entirety and replacing it with the following:

(k)

Accounting of Custodial Account. If Buyer so requests, Seller shall promptly notify Buyer of each deposit in the Custodial Account, and each withdrawal from the Custodial Account, made by it with respect to the Purchased Assets. Seller shall promptly deliver to Buyer photocopies of all periodic bank statements and other records relating to any Custodial Account as Buyer may from time to time request.

SECTION 4. All Transactions. Section 7.2(a) of the Existing Master Repurchase Agreement is hereby amended by

4.1 deleting clause (iii) and replacing it with the following:

(iii)	on or prior to January 12, 2016, the Control Agreement in a form reasonably satisfactory to Buyer, duly executed by Seller and the related Eligible Bank;

SECTION 5. Representations and Warranties Concerning Seller. Section 8.1 of the Existing Master Repurchase Agreement is hereby amended by:

5.1 deleting clause (l) in its entirety and replacing it with the following:

(l)

ERISA. Seller and each Plan maintained by Seller is in compliance in all material respects with the requirements of ERISA and the Code, and no Reportable Event has occurred with respect to any Plan maintained by Seller. The present value of all accumulated benefit obligations under each Plan maintained by Seller or a Subsidiary of Seller or Section 412 of the Code (based on the assumptions used for purposes of Accounting Standards Codification (ASC) 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans maintained by Seller or a Subsidiary of Seller (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Seller and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer. The assets of Seller are not “plan assets” within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA.

5.2 Deleting clause (s) in its entirety and replacing it with the following:

(s)	Custodial Account. Upon the occurrence and continuance of an Event of Default, all funds required to be segregated and deposited into the Custodial Account have been so segregated and deposited.

SECTION 6. Financial Statements and Other Reports. Section 9.1 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (b) in its entirety and replacing it with the following:

(b)

Annual Statements. No later than the last day of the last month of Seller’s first fiscal quarter following year-end, Seller shall deliver to Buyer audited financial statements of Seller, including statements of income and changes in shareholders’ equity (or its equivalent) for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an unqualified opinion of a certified public accounting firm reasonably satisfactory to Buyer including a management representation letter signed by the chief financial officer of Seller stating that the financial statements fairly present the financial condition and results of operations of Seller as of the end of, and for, such year.

SECTION 7. Existence, Etc. Section 9.4 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

9.4

Existence, Etc. Seller shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for Seller to conduct its business and to perform its obligations under the Principal Agreements, (ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, (iii) maintain adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and (iv) pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its properties prior to the date on which penalties attach thereto, except for any such Tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

SECTION 8. Events of Default. Section 11.1 of the Existing Master Repurchase Agreement is hereby amended by:

8.1 deleting clause (l) in its entirety and replacing it with the following:

(l)

Seller or any Subsidiary of Seller, in each case, as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (i) an annual amount exceeding $[***], or (ii) an aggregate amount exceeding $[***];

8.2 deleting clause (m) in its entirety and replacing it with the following:

(m)

(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan maintained by Seller or any Subsidiary of Seller, (ii) a determination that a Plan maintained by Seller or any Subsidiary of Seller is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan maintained by Seller or any Subsidiary of Seller shall arise on the assets of Buyer, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan maintained by Seller or any Subsidiary of Seller, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan maintained by Seller or any Subsidiary of Seller shall terminate for purposes of Title IV of ERISA, (v) Seller or any Subsidiary of Seller shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Seller or any Subsidiary of Seller shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists with respect to any Plan maintained by Seller or any Subsidiary of Seller, or (viii) any other event or condition shall occur or exist with respect to a Plan maintained by Seller or any Subsidiary of Seller; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect or (ix) the assets of Seller or any Subsidiary of Seller become plan assets within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA;

8.3 (a) deleting the “.” at the end of clause (x) and replacing it with “; or” and (b) adding the following:

(y)

Seller’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or reference of similar import.

SECTION 9. Treatment of Custodial Account. Section 11.3 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

11.3

Treatment of Custodial Account. During the existence of an Event of Default, notwithstanding any other provision of this Agreement, Seller shall have no right to withdraw or release any funds in the Custodial Account to itself or for its benefit, nor shall it have any right to set-off any amount owed to it by Buyer against funds held by it for Buyer in the Custodial Account. During the existence of an Event of Default, Seller shall promptly remit to or at the direction of Buyer all funds related to the Purchased Assets in the Custodial Account.

SECTION 10. Notice Information. Section 14.11 of the Existing Master Repurchase Agreement is hereby amended by deleting the address for notices in clause (a) in its entirety and replacing it with the following:

If to Seller:	Caliber Home Loans, Inc.
3701 Regent Blvd.
Irving, TX 75063
Attention: Sheila Mayes
Email: sheila.mayes@caliberhomeloans.com
Telephone: 469-242-1105
Facsimile: 877-794-4423

With copies to:
Caliber Home Loans, Inc.
3701 Regent Blvd.
Irving, TX 75063
Attention: Glenn Minkoff
Telephone: 214-299-5385
Facsimile: 214-874-4199
Email: glenn.minkoff@caliberhomeloans.com

and
Caliber Home Loans, Inc.
3701 Regent Blvd.
Irving, TX 75063
Attention: General Counsel

Telephone: 469-289-4778
Facsimile: 214-874-4199
Email: karen.crawford@caliberhomeloans.com

If to Buyer:	Bank of America, N.A.
31303 Agoura Road
Mail Code: CA6-917-02-63
Westlake Village, California 91361
Attention: Adam Gadsby, Managing Director
Telephone: (818) 225-6541
Facsimile: (213) 457-8707
Email: Adam.Gadsby@baml.com

With copies to:
Bank of America, N.A.
One Bryant Park, 11th Floor
Mail Code: NY1-100-11-01
New York, New York 10036
Attention: Eileen Albus, Director, Mortgage Finance
Telephone: (646) 855-0946
Facsimile: (646) 855-5050
Email: Eileen.Albus@baml.com

Bank of America, N.A.

One Bryant Park

Mail Code: NY1-100-17-01

New York, New York 10036

Attention: Amie Davis, Assistant General Counsel

Telephone: (646) 855-0183

Facsimile: (704) 409-0337

Email: Amie.Davis@bankofamerica.com

SECTION 11. Tax Treatment. Section 14.23 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

14.23

Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for purposes of United States federal income tax purposes and any corresponding provisions of state, local and foreign law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and to treat the Purchased Assets as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 12. Definitions. Exhibit A to the Existing Master Repurchase Agreement is hereby amended by:

12.1 deleting the definitions of “Agency Eligible Mortgage Loan”, “ERISA Affiliate”, “Jumbo Mortgage Loan”, “Mortgage”, “Mortgage Loan”, “Mortgaged Property”, “Multiemployer Plan”, “Other Mortgage Loan Documents”, “Permitted Non-Qualified Mortgage Loan”, and “Principal Agreements” in their entirety and replacing them with the following, respectively:

Agency Eligible Mortgage Loan: A first lien mortgage loan or a Cooperative Loan that is originated in Strict Compliance with the Agency Guides and the eligibility requirements specified for the applicable Agency Program, and is eligible for sale to or securitization by such Agency.

ERISA Affiliate: Any person (as defined in section 3(9) of ERISA) that together with Seller or any of its Subsidiaries would be a member of the same “controlled group” or treated as a single employer within the meaning of Section 414 of the Code or ERISA Section 4001.

Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan or Cooperative Loan (i) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date (ii) for which the original loan amount is greater than the conforming limit in the jurisdiction where the related Mortgaged Property is located, and (iii) meets the transaction requirements set forth on Schedule 1 to the Transactions Terms Letter.

Mortgage: A first-lien or second-lien mortgage, deed of trust, security deed or similar instrument on either (i) with respect to a Mortgage Loan other than a Cooperative Loan, improved real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares.

Mortgage Loan: Any mortgage loan of a Type identified on any schedule attached to the Transactions Terms Letter, which mortgage loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

Mortgaged Property: The real property or other Cooperative Loan collateral securing repayment of the debt evidenced by a Mortgage Note.

Multiemployer Plan: A multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (iv) the original Purchase Commitment, if any; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty and the Insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Seller to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides); (xiv) the original executed disclosure statement; (xv) Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable; (xix) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with, (1) with respect to all Purchased Mortgage Loans other than a Bond Loan – 1st Lien, the Ability to Repay Rule and, (2) with respect to all Purchased Mortgage Loans other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule; and (xx) all other documents relating to the Purchased Mortgage Loan.

Permitted Non-Qualified Mortgage Loan: A Jumbo Interest Only Mortgage Loan, Jumbo High DTI Mortgage Loan or Jumbo Asset Depletion Mortgage Loan.

Principal Agreements: This Agreement, the Transactions Terms Letter, the Electronic Tracking Agreement, the Control Agreement, the Custodial Agreement, the Master Netting Agreement, any Servicing Agreement together with the related Servicer Notice, the Intercreditor Agreement (if any), all Trade Assignments and related Purchase Commitments, and all other documents and instruments evidencing the Transactions, as same may from time to time be supplemented, modified or amended, and any other agreement entered into between Buyer and Seller in connection herewith or therewith.

12.2 (i) deleting the “and” at the end of clause (m) of the definition of “Purchased Items”, (ii) deleting the “.” at the end of clause (n) and replacing it with “; and”, and (iii) adding the following:

(o)	the Custodial Account and all amounts on deposit therein.

12.3 adding the following definitions in their proper alphabetical order:

Assignment of Proprietary Lease: The specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.

Control Agreement: The agreement to perfect Buyer’s security interest in the Custodial Account as described in Section 6.2(i) of this Agreement.

Cooperative Agency Mortgage Loan: An Agency Eligible Mortgage Loan that is a Cooperative Loan.

Cooperative Corporation: With respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

Cooperative Jumbo Mortgage Loan: A Jumbo Mortgage Loan that is a Cooperative Loan.

Cooperative Loan: A mortgage loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

Cooperative Project: With respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

Cooperative Shares: With respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a Stock Certificate.

Cooperative Unit: With respect to a Cooperative Loan, a specific unit in a Cooperative Project.

Custodial Account: The account described in Section 6.2(i) of this Agreement.

Excluded Taxes: Taxes excluding income taxes (however denominated), branch profits taxes and franchise taxes imposed by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof.

FHA Streamline Refinance Mortgage Loan: A Government Mortgage Loan originated and underwritten in accordance with the “FHA streamline refinance” program and FHA Regulations.

HomePath Renovation Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomePath mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomePath Renovation Mortgage” by Fannie Mae pursuant to the terms of such HomePath mortgage loan program.

HomeStyle Renovation Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomeStyle Renovation mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomeStyle® Renovation Mortgage” by Fannie Mae.

Jumbo Asset Depletion Mortgage Loan: A Jumbo Mortgage Loan that (a) is not a Qualified Mortgage and (b) was originated by Seller or a third party originator and acquired by Seller in accordance with Seller’s origination and/or underwriting guidelines, taking into account the related Mortgagor’s documented and qualifying income from existing assets other than wages and salaries.

Jumbo High DTI Mortgage Loan: A Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.

Jumbo High LTV Mortgage Loan: A Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.

Jumbo Non-Warrantable Condo Mortgage Loan: Any Jumbo Mortgage Loan as to which the related Mortgaged Property constitutes a condominium unit that was not originated in compliance with, or no longer satisfies the requirements of, the applicable Agency guidelines

Lien: Any mortgage, lien, pledge, charge, security interest or similar encumbrance.

Moody’s: Moody’s Investors Service, Inc. or any successor thereto.

Proprietary Lease: The lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

Recognition Agreement: An agreement among a Cooperative Corporation, a lender and a Mortgagor with respect to a Cooperative Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

S&P: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

Stock Certificate: With respect to a Cooperative Loan, the certificates evidencing ownership of the Cooperative Shares issued by the Cooperative Corporation.

Stock Power: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative Corporation.

Taxes: As defined in Section 12.3 hereof.

TILA-RESPA Integrated Disclosure Rule: The Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Financial Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.

VA Streamline Refinance Mortgage Loan: A Government Mortgage Loan originated and underwritten in accordance with the “VA Streamline Refinance” program and VA Regulations.

SECTION 13. Representations and Warranties. Exhibit L to the Existing Master Repurchase Agreement is hereby amended by:

13.1 deleting the first paragraph in its entirety and replacing it with the following:

Representations and Warranties Concerning Purchased Assets. Seller represents and warrants to and covenants with Buyer that the following are true and correct with respect to each Purchased Asset as of the related Purchase Date through and until the date on which such Purchased Asset is repurchased by Seller. With respect to those representations and warranties set forth in this Exhibit L which are made to the best of

Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

13.2 deleting clauses (i), (j), (l), (o), (t), and (gg) in their entirety and replacing them with the following, respectively:

(i)

Original Terms Unmodified. The terms of the Mortgage Note (and the Proprietary Lease, the Assignment of Proprietary Lease and Stock Power with respect to each Cooperative Loan) and Mortgage have not been impaired, waived, altered or modified in any respect from the date of origination, except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to Custodian; provided, that none of the payment terms, interest rate, maturity date or other material terms have been impaired, waived, altered or modified in any respect. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage Loan File delivered to Custodian.

(j)

No Defenses. The Mortgage Loan (and the Assignment of Proprietary Lease to each Cooperative Loan) is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(l)

No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration; and with respect to each Cooperative Loan, there is no default in complying with the terms of the Mortgage Note, the Assignment of Proprietary Lease and the Proprietary Lease and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid, and Seller has the right under the terms of the Mortgage Note, Assignment of Proprietary Lease and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor.

(o)

Location and Type of Mortgaged Property. The Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or such other dwelling(s) conforming with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or conforming to underwriting guidelines acceptable to Buyer in its sole discretion; provided that no residence or dwelling is a condominium unit or Cooperative Unit (unless the related Mortgage Loan (i) was originated in compliance with the Agency Guides or (ii) is a Jumbo Non-Warrantable Condo Mortgage Loan), a mobile home, a Manufactured Home (other than a Manufactured Home that meets the criteria set forth in the definition of Manufactured Home Loan). No Mortgage Loan is secured by a multi-family, mixed-use or commercial property, nor is any portion of the Mortgaged Property used for commercial purposes.

(t)

Ownership. Seller owns and has full right to sell the Asset to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Asset pursuant to this Agreement and following the sale of each Asset, Buyer will own such Asset (and with respect to any Cooperative Loan, the sole owner of the related Assignment of Proprietary Lease) free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(gg)

Appraisal. Except as may otherwise be permitted by the applicable Agency Guides with respect to HARP Mortgage Loans, a full appraisal of the related Mortgaged Property was conducted and executed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the relevant Fannie Mae and Freddie Mac guidelines, each as amended and as in effect on the date the Mortgage Loan was originated.

13.3 Adding the following clauses:

(jjj)

Cooperative Loan: Valid First Lien. With respect to each Cooperative Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note and lease, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the security interest. There are no liens against or security interests in the cooperative shares relating to each Cooperative Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Cooperative Loan), which have priority equal to or over Seller’s security interest in such Cooperative Shares.

(kkk)

Cooperative Loan: Compliance with Law. With respect to each Cooperative Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property.

(lll)

Cooperative Loan: No Pledge. With respect to each Cooperative Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Proprietary Lease. With respect to each Cooperative Loan, (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by Aztech Document Systems, Inc. as of the date hereof or includes provisions which are no less favorable to the lender than those contained in such agreement.

(mmm)

Cooperative Loan: Acceleration of Payment. With respect to each Cooperative Loan, each Assignment of Proprietary Lease contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the material benefits of the security provided thereby. The Assignment of Proprietary Lease contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.

(nnn)

TRID Compliance. To the extent applicable, effective with respect to applications taken on or after October 3, 2015, each Mortgage Loan was originated in compliance with the Consumer Financial Protection Bureau’s TILA-RESPA Integrated Disclosure Rule.

SECTION 14. Fees and Expenses. Seller hereby agrees to pay to Buyer, on demand, any and all reasonable out-of-pocket fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

SECTION 15. Conditions Precedent. This Amendment shall become effective as of the date hereof upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer and Seller.

SECTION 16. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 17. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 18. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 19. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:	/s/ Adam Gadsby
Name: Adam Gadsby
Title: Managing Director

CALIBER HOME LOANS, INC., as Seller

By:	/s/ Steve Smith
Name: Steve Smith
Title: Chief Financial Officer and Treasurer

Signature Page to Amendment No. 5 to Master Repurchase Agreement